Exhibit 10.2
Award Agreement Form Revised 2-2-24

INDEPENDENT BANK CORP. PERFORMANCE BASED RESTRICTED STOCK AWARD AGREEMENT
FOR ROCKLAND TRUST EXECUTIVE OFFICER

Notification and Acceptance of Award of Performance Based Restricted Stock

The Independent Bank Corp. 2023 Omnibus Incentive Plan (the “Plan”), permits the granting of Awards of Restricted Stock to employees of Independent Bank Corp. (the “Company”) and its Subsidiaries and Affiliates who are expected to contribute to the Company’s future growth.

The Company greatly appreciates your ongoing efforts, and believes that you will contribute to the Company’s future success. The Company is therefore extremely pleased to grant you the following Award of Performance Based Restricted Stock:

Effective Date of Agreement	[[GRANTDATE]]
Employee Name And Residential Address:	[[FIRSTNAME]] [[LASTNAME]] [[RESADDR1]] [[RESCITY]], [[RESSTATEORPROV]] [[RESPOSTALCODE]]
Number of Shares of Common Stock Granted in this Award of Performance Based Restricted Stock	[[SHARESGRANTED]] shares of the Company’s Common Stock.
Performance Period:	[PERFORMANCE PERIOD]
Vesting Date:	Subject to the terms of the Award Agreement, the earlier of: the date after the Performance Period on which the Board of Directors or Compensation Committee determines if the performance goal has been achieved; or, March 15, [YEAR AFTER END OF PERFORMANCE PERIOD].
Vesting Period:	Period of time from the Effective Date through the Vesting Date (or such earlier date that the Shares of Restricted Stock become vested or forfeited in accordance with the terms of the Award Agreement)

This Award of Performance Based Restricted Stock is subject to the terms and conditions of the Performance Based Restricted Stock Award Agreement set forth below (the “Award Agreement”). By clicking “ACCEPT” in the Company’s equity management software system, you both accept this Award of Performance Based Restricted Stock and acknowledge that you have read, understand, and accept the terms and conditions of this Award Agreement.

Performance Based Restricted Stock Award Agreement

The Company agrees to issue to the employee named above (the “Participant”) the number of shares of the Company’s Common Stock (collectively, the “Shares of Restricted Stock”) set forth above subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Section 1. Issuance of Common Stock to the Participant.

(a)Consideration. The Participant shall not be required to pay any consideration to the Company for the Shares of Restricted Stock.

(b)Issuance of Shares. After receiving the Participant’s electronic acceptance of this Award Agreement, the Company shall act with reasonable speed to cause the Company’s transfer agent to make entries in its records for the Shares of Restricted Stock. The Shares of Restricted Stock are to be held in escrow in accordance with this Award Agreement and the Plan.

(c)Escrow. The Company shall direct its stock transfer agent to make entries in its records for the Shares of Restricted Stock to reflect that they are being held in escrow for the Vesting Period. All regular cash dividends on Shares of Restricted Stock shall be paid directly to the Participant and shall not be held in escrow during the Vesting Period. Unvested Shares of Restricted Stock, however, may be enrolled in the Company’s Automatic Dividend Reinvestment and Common Stock Purchase Plan. The Participant may exercise all voting rights on the Shares of Restricted Stock while they are held in escrow during the Vesting Period. The Shares of Restricted Stock shall be (i) surrendered to the Company upon the forfeiture of any such Shares or (ii) released to the Participant once the Vesting Period has lapsed and they are no longer Shares of Restricted Stock.

(d)Withholding Taxes. The Company shall have the right to deduct from payments of any kind otherwise due to the Participant from the Company or any of its subsidiaries any federal, state or local taxes of any kind required by law to be withheld due to vesting of the Shares of Restricted Stock. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the Participant may elect to satisfy withholding obligations, in whole or in part, (i) by directing the Company to retain vested Shares of Restricted Stock otherwise issuable to the Participant pursuant to this Award Agreement, (ii) by delivering to the Company shares of the Company’s Common Stock already owned by the Participant for at least six months, or (iii) by making a cash payment to the Company. Any Shares so delivered or retained shall have a fair market value that is at least equal to the withholding obligation. The fair market value of any Shares used to satisfy a withholding obligation shall be determined in accordance with the terms of the Plan as of the date of the vesting of the Shares of Restricted Stock. The Participant may only satisfy a withholding obligation with Shares of the Company’s Common Stock which are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. Notwithstanding the foregoing, in the case of a Participant subject to Section 16(b), no election to use Shares for the payment of withholding taxes shall be effective unless made in compliance with any applicable requirements of SEC Rule 16b-3 (unless it is intended that the transaction not qualify for exemption under Rule 16b-3).

(e)Plan and Defined Terms. The issuance of the Shares of Restricted Stock pursuant to this Award Agreement is in all respects subject to the terms, conditions, and definitions (except as otherwise expressly noted in this Award Agreement) of the Plan, all of which are hereby incorporated herein by reference. The Participant accepts the Shares of Restricted Stock subject to all the terms and conditions of the Plan and agrees that all decisions under and interpretations of the Plan by the Board of Directors (or a Committee of the Board of Directors, if applicable) shall be final, binding, and conclusive upon the Participant and his or her permitted heirs, executors, administrators, successors and assigns. Capitalized defined terms used herein shall have the meanings assigned to them in the Plan unless such terms are otherwise specifically defined in this Award Agreement.

Section 2. Vesting Period and Acceleration.

(a)Vesting Period. Except as otherwise set forth in this Section 2 and in Section 4 below, the Shares of Restricted Stock shall vest on the Vesting Date subject to achievement of the performance goal described in Exhibit A to this Award Agreement and the Participant’s continuous employment through the Vesting Date.

(b)Vesting In The Event of Death, Disability, or Retirement. If, prior to the Vesting Date, the Participant dies or the employment of the Participant is terminated on account of Disability, or the employment of the Participant ceases as a result of the Participant’s retirement from the Company and/or its subsidiaries, subject to compliance with Section 6 during the Restricted Period (as defined below), the Shares of Restricted Stock shall vest in the Participant or his/her heirs or estate on the Vesting Date in the number of shares equal to the total number of Shares of Restricted Stock earned under this Award Agreement based on achievement of the performance goal described in Exhibit A multiplied by a fraction, the numerator of which is the total number of days the Participant was employed by the Company during the Performance Period and the denominator of which is the total number of days in the Performance Period, rounded to the nearest whole share. By way of example, if the Participant was continuously employed by the Company for two out of three years of the Performance Period, the Participant would be entitled on the Vesting Date to vest in two-thirds of the amount of Shares of Restricted Stock earned based on achievement of the performance goal described in Exhibit A to this Award Agreement. For purposes of this Award Agreement, the determination as to whether a Participant has ceased employment with the Company due to “retirement” shall be in the sole discretion of the Board of Directors.

(c)Vesting In The Event of Termination Without Cause; Resignation for Good Reason. If prior to the Vesting Date, either (A) the Company terminates the Participant’s employment without Cause or (B) the Participant resigns for Good Reason (as defined in Section 4(b)) from the Company, subject to compliance with Section 6 during the Restricted Period, the Participant shall vest in the number of shares equal to the total number of Shares of Restricted Stock earned under this Award Agreement based on achievement of the performance goal described in Exhibit A multiplied by a fraction, the numerator of which is the total number of days the Participant was employed by the Company during the Performance Period and the denominator of which is the total number of days in the Performance Period, rounded to the nearest whole share. By way of example, if the Participant was continuously employed by the Company for two out of three years of the Performance Period, the Participant would be entitled on the Vesting Date to vest in two-thirds of the amount of Shares of Restricted Stock earned based on achievement of the performance goal described in Exhibit A to this Award Agreement.

(d)Change in Control. To the extent not previously forfeited, the Shares of Restricted Stock determined to be earned based on the level of achievement of the performance goal described in Exhibit A as set forth in Section 10(b)(i) of the Plan shall immediately and fully vest upon the occurrence of a Change in Control of the Company. If the Participant is a party to an effective employment agreement with the Company or is a participant in the Independent Bank Corp. Key Executive Change in Control Severance Plan, the provisions in such agreement or such plan, as applicable, relating to Sections 280G and 4999 of the Code shall apply to the Shares of Restricted Stock and this Award Agreement mutatis mutandis, without regard to whether the Participant terminates employment and is entitled to severance payments or benefits under such agreement or plan.

Section 3. No Transfer or Assignment of Restricted Shares. The Participant shall not, without the prior written consent of the Company (which may be withheld in the Company’s sole and absolute discretion), sell, dispose of, assign, encumber, pledge, gift or otherwise transfer any of the Shares of Restricted Stock prior to vesting, other than (a) pursuant to a qualified domestic relations order (as defined in SEC Rule 16b-3) or (b) by will or the laws of intestacy.

Section 4. Forfeiture upon Termination of Service.
(a)Notwithstanding the foregoing, there will be an automatic and immediate forfeiture of Shares of Restricted Stock that have not yet vested at the time the Participant experiences a Termination of Service for Cause, or if the Participant resigns from his/her employment for any reason other than for Good Reason, as defined below in Section 4(b), or retirement as determined in accordance with Section 2(c). If the Participant forfeits any Shares of Restricted Stock awarded hereunder, such Shares of Restricted Stock shall automatically revert to the Company.

(b)Resignation for “Good Reason” shall mean the resignation of the Participant after (A) the Company or its subsidiaries, without the express written consent of the Participant, materially breaches any terms of any effective written employment agreement he/she has with the Company to the substantial detriment of the Participant; or (B) the Board or the President and Chief Executive Officer, without Cause takes action resulting in, (w) a material and adverse diminution in the Participant’s primary employment duties, which, for the avoidance of doubt, shall not include changes to the Participant’s duties that result in the Participant having duties that are consistent in all material respects with the duties of an employee serving at the Participant’s level; (x) a reduction in the Participant’s Annual Base Salary, other than any across the board reduction in base salary (and corresponding decreases to the annual cash incentive opportunity or annual equity incentive opportunity) implemented as part of a reduction that applies uniformly to the Participant and other similarly situated executives of the Company; (y) a material reduction in the Participant’s target annual cash incentive opportunity and target annual equity incentive opportunity, other than in connection with an across the board decrease or change in the design of the Company’s incentive compensation program that applies uniformly to the Participant and other similarly situated executives of the Company; or (z) a requirement that the Participant relocate his or her primary place of employment to an office location more than fifty (50) miles from the Company’s offices in Hanover, Massachusetts; provided, however, that, in the case of resignation pursuant to this subsection (b), the Participant shall give the Company thirty (30) business days’ written notice thereof and, during such thirty (30) day period, an opportunity to cure. Anything to the contrary notwithstanding, any reduction in the Participant’s base salary other than a prorated reduction for part time work shall be deemed a material breach of the Participant’s employment agreement.

Section 5. Rights of a Shareholder; Restrictions. The Participant shall be the record owner of the Shares of Restricted Stock unless and until such Shares of Restricted Stock are forfeited or sold or otherwise disposed of, and as record owner shall have the right to vote the Shares of Restricted Stock and the right to receive dividends with respect to the Shares of Restricted Stock. The Company shall direct its stock transfer agent to make entries in its records for the Shares of Restricted Stock to reflect any provision of this Award Agreement or the Plan as the Company may determine in its sole discretion, including as specified in Sections 1(c) or 3 above.

Section 6. Covenants.

(a)Non-Solicitation of Employees. During the Participant’s employment with the Company and for a period of one (1) year after the date of the Participant’s Termination of Service for any reason (the “Restricted Period”), the Participant shall not, directly or indirectly, solicit, induce, recruit, encourage (or attempt any of the foregoing actions) or otherwise cause (or attempt to cause) any current or former (subject to the limitation below) employee or individual independent contractor of the Company to leave his or her employment or engagement with the Company either for employment with the Participant or with any other entity or person, or otherwise interfere with or disrupt (or attempt to disrupt) the employment or service relationship between any such individual and the Company. For purposes hereof, “former” shall mean any such individual who was employed by or provided services to the Company during the six (6)-month period prior to the date of the solicitation or other activity by or on behalf of the Participant.

(b)Non-Solicitation of Customers. During the Restricted Period, the Participant shall not, directly or indirectly, take any action to solicit, divert, take away, contact or call upon, or attempt to solicit, divert, take away, contact or call upon, any clients or customers, including prospective clients or customers, of the Company with whom the Participant dealt or had contact with on behalf of the Company or provided services to or received information about during the Participant’s employment with the Company at any time or for any reason during the one (1)-year period prior to the Participant’s Termination of Service, for the purpose of inducing or attempting to induce or divert their business away from, or in any way interfere with their relationship with, the Company.

(c)Remedies. The Participant acknowledges and agrees that the remedies at law for a breach or threatened breach of any of the provisions of this Section 6 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to (i) seek a temporary or permanent injunction or any other equitable remedy against the Participant, (ii) cause the immediate forfeiture of any Shares of Restricted Stock or (iii) claw back or seek the recoupment of any Shares (or the proceeds thereof) delivered in respect of the Restricted Stock. For purposes of this Section 6, references to the Company shall include its Affiliates.

Section 7. Miscellaneous Provisions.

(a)No Retention Rights. Nothing in this Award Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee of the Company or any of its direct or indirect subsidiaries. Nothing in this Award Agreement or in the Plan shall interfere with or otherwise restrict the rights of the Company or any of its subsidiaries or of the Participant to terminate the Participant’s employment with the Company or any of its subsidiaries at any time and for any reason, with or without Cause.

(b)Claw Back Provision. The Participant understands and acknowledges that: the Award of Restricted Shares pursuant to this Agreement is expressly subject to the Company’s Incentive Compensation Recovery Policy (the “Claw Back Policy”) and/or any revisions or amendments of the Claw Back Policy that the Company may subsequently adopt; and, that if the Claw Back Policy is triggered the Company has the right to cancel any Shares of Restricted Stock awarded to the Participant under this Agreement if still owned by the Participant or, if the Shares of Restricted Stock are no longer owned by the Participant or the Company is otherwise unable to cancel the Shares, to recover from the Participant the value as of the Vesting Date of the Shares of Restricted Stock as and to the extent required under the Claw Back Policy.

(c)Notice. Any notice required by the terms of this Award Agreement shall be given in writing and shall be deemed effective upon (i) personal delivery, (ii) deposit with a nationally recognized overnight courier or (iii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at 288 Union Street, Rockland, Massachusetts 02370 or at its then principal executive office address if different, with simultaneous copies to the Human Resources Department and General Counsel of the Company, and to the Participant at the residential address set forth above or to the residential address that the Participant has most recently provided to the Company in writing if different.

(d)Entire Agreement. This Award Agreement, together with the Plan, constitutes the entire understanding between the parties hereto with regard to the subject matter hereof, and supersedes any other agreements, representations, or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(e)Choice of Law. This Award Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without regard to its choice of law principles.

(f)Severability. If any provision of this Award Agreement is found unenforceable or illegal, the remainder of this Award Agreement shall remain in full force and effect.

(g)Amendments; Waivers. This Award Agreement may only be amended or modified in a writing signed by the Participant and the Company. No party shall be deemed to waive any rights hereunder unless the waiver is in writing and signed by the party waiving rights. A waiver in writing on one or more occasions shall not be deemed to be a waiver for any future occasions.

EXHIBIT A to
PERFORMANCE BASED RESTRICTED STOCK AWARD AGREEMENT

Performance Goal: Return On Average Tangible Common Equity

The Shares of Restricted Stock will be subject to vesting on the Vesting Date if the following levels of Return On Average Tangible Common Equity as measured against the companies in the Peer Group during the Performance Period are achieved:

•Threshold Performance: 25% of the Shares of Restricted Stock will vest if the Company’s Return On Average Tangible Common Equity is equal to the 25th percentile of the Peer Group. If Threshold Performance is not achieved, the Participant shall not vest in any Shares of Restricted Stock.

•Median Performance: 50% of the Shares of Restricted Stock will vest if the Company’s Return On Average Tangible Common Equity is equal to the 50th percentile of the Peer Group.

•Maximum Performance: 100% of the Shares of Restricted Stock will vest if the Company’s Return On Average Tangible Common Equity is equal to or exceeds the 75th percentile of the Peer Group.

If Return On Average Tangible Common Equity exceeds Threshold Performance but does not equal or exceed Median Performance, the Participant shall vest in an amount of Shares of Restricted Stock on the Vesting Date determined by linear interpolation on a straight-line basis rounded to the nearest whole share between Threshold Performance and Median Performance. If Return On Average Tangible Common Equity exceeds Median Performance but does not equal or exceed Maximum Performance, the Participant shall vest in an amount of Shares of Restricted Stock on the Vesting Date determined by linear interpolation on a straight-line basis rounded to the nearest whole share between Median Performance and Maximum Performance.

Required Pre-Condition for Vesting of Shares of Restricted Stock: The Participant shall not vest in any of the Shares of Restricted Stock if the Tangible Book Value per share of the Company measured as of the last day of the Performance Period does not exceed the Tangible Book Value per share of the Company measured as of the first day of the Performance Period.

Definitions:

Capitalized terms in Exhibit A are either already defined in the Award Agreement or have the definition provided below:

“Peer Group” shall mean the companies identified as the Company’s peers in the Company’s Proxy Statement delivered to shareholders in connection with its annual meeting of shareholders held during the first year of the Performance Period. If a Peer Group company is acquired by or merged with another Peer Group company, the performance of the surviving company is tracked for the remainder of the Performance Period. If a Peer Group company is acquired by a non-Peer Group company, the acquired company is disregarded. A Peer Group company which becomes bankrupt or insolvent during the Performance Period shall be deemed to have Return On Average Tangible Common Equity of negative 100%. The Compensation Committee, in its discretion, may adjust the Peer Group if it determines that the Peer Group is of insufficient size for comparison to the Company due to mergers, acquisitions, or other events involving Peer Group companies during the Performance Period.

“Return On Average Tangible Common Equity” shall mean net income, adjusted for tax-affected amortization of intangibles, as a percent of average tangible common equity for the Performance Period. The Compensation Committee will determine Return On Average Tangible Common Equity for the Company and the Peer Group using data reported by SNL Financial LC or such other information which the Compensation Committee determines to be appropriate.

“Tangible Book Value per share” shall mean the total equity of the Company, less good will and any other intangibles, divided by the number of outstanding shares of the Company’s common stock.